Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

LIME ENERGY CO.

Under Section 242 of the Delaware General Corporation Law

Lime Energy Co. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.                                      This Certificate of Amendment (the “Certificate of Amendment”) amends provisions of the Corporation’s First Restated Certificate of Incorporation filed with the Secretary of State on January 22, 2010 (as amended, the “Certificate of Incorporation”).

2.                                      Article 4 of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“4. Authorized Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is 55,000,000 shares, consisting of 50,000,000 shares of Common Stock, with a par value of $.0001 per share, and 5,000,000 shares of Preferred Stock, with a par value of $.01 per share (hereinafter, the “Capital Stock”).

(a)                                 Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The authority is expressly vested in the Board of Directors to establish and designate the series and to fix the rights, preferences, privileges and restrictions of any series of the Preferred Stock including, without limitation, those relating to any dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences and sinking fund terms.

(b)                                 Voting Rights. Except as may otherwise be provided by applicable law, each share of Common Stock shall be entitled to vote as one class for election of directors and on all other matters which may be submitted to a vote of stockholders of the Corporation.

(c)                                  Dividends. Dividends may be declared from time to time on the Common Stock at the discretion of the Board of Directors and in accordance with the provisions of the General Corporation Law of the State of Delaware.

(d)                                 Additional Issuances. At any time and from time to time while shares of Common Stock are outstanding, the Corporation may create one or more series or one or more classes of capital stock senior to or on a parity with the shares of Common Stock in payment of dividends or upon liquidation, dissolution or winding up.

Upon this Certificate of Amendment becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), each one (1) share of Common Stock either issued and outstanding or held by the Corporation as treasury stock (including each fractional share) immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be reclassified and changed into 300 shares of Common Stock (or, with respect to fractional shares, such lesser number of shares and fractional shares as may be applicable based on such 300-for-1 ratio).

3.                                      The foregoing amendment shall be effective as of 6:01 p.m. Eastern Time on February 10, 2017.

4.                                      The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and by the affirmative vote of the holders of a majority of the capital stock of the Corporation at a meeting duly noticed and conducted in accordance with the Bylaws of the Corporation.

5.                                      All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Certificate of Incorporation to be executed on this 10th day of February, 2017.

LIME ENERGY CO.

By:	/s/ Bruce D. Torkelson
Name: Bruce D. Torkelson
Title: Chief Financial Officer & Treasurer